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                                                                    EXHIBIT 23.1


Security Associates International, Inc. and Subsidiaries
2101 South Arlington Heights Road
Arlington Heights, Illinois 60005

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim consolidated financial statements of Security Associates International, Inc. and Subsidiaries as of June 30, 2002 and for the three- and six-month periods then ended, as indicated in our report dated September 6, 2002, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Amendment No. 2 to 10-QSB/A for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement No. 333-73908 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

                           /s/ McGladrey & Pullen, LLP


Schaumburg, Illinois
September 19, 2002